                                                                    EXHIBIT 10.1

BANKERS TRUST COMPANY
ONE BANKERS TRUST PLAZA
NEW YORK, NEW YORK 10005

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA
                          301 S. COLLEGE STREET, DC-5
                              CHARLOTTE, NC 28288

                                    LEHMAN COMMERCIAL PAPER INC.
                                    3 WORLD FINANCIAL CENTER
                                    NEW YORK, NEW YORK 10285

                                                               November 22, 1996

Coinmach Laundry Corporation
55 Lumber Road
Roslyn, New York 11576

Attention:  Stephen R. Kerrigan
            Chief Executive Officer


          Re: Coinmach Corporation Financing
              ------------------------------

Ladies and Gentlemen:

          You have advised Bankers Trust Company ("BTCo") and First Union National Bank of North Carolina ("First Union"), and Lehman Commercial Paper Inc. ("LCPI", and together with BTCo and First Union, the "Arrangers" and, together with a syndicate of lenders formed by the Arrangers, the "Lenders") that Coinmach Corporation ("Coinmach"), a wholly-owned subsidiary of Coinmach Laundry Corporation ("CLC"), intends to acquire all of the common stock of the partners of KWIK Wash Laundries L.P. ("KWIK Wash") from the holders thereof (the "Holders"), which may either (x) be combined with Coinmach or (y) remain as a wholly-owned subsidiary of Coinmach (such surviving entity is hereinafter called the "Company" and such acquisition and combination (if it occurs) is hereinafter called the "Acquisition").

          The Arrangers understand that the total consideration required to consummate the Acquisition and to pay the fees and expenses incurred in connection therewith will be no more than $145.0 million which will consist of $130.0 million provided by the Senior Bank Financing (as defined below) and by the issuance and sale by CLC of $15.0 million principal amount of senior promissory notes to the Holders (the "CLC Notes ") having terms and conditions satisfactory to us. The Arrangers also understand that the funding required to effect the Acquisition, to pay related fees and expenses in connection therewith, and to provide for the general corporate purposes of the Company and its subsidiaries shall be provided solely from the incurrence by the Company of the senior secured bank financing described below and the issuance and sale of the CLC Notes. The sources and uses of funds in connection with the Acquisition will be as set forth in Exhibit A attached hereto.

          The Arrangers further understand that the senior secured bank financing will be in the form of a credit facility (the "Senior Bank Financing") in the amount of $180 million consisting of a $50 million revolving credit facility (the "Revolving Credit Facility"), a $65 million term loan facility (the "Term Loan A Facility") and a $65 million term loan facility (the "Term Loan B Facility") (it being understood that only up to $130 million of loans may be utilized, at Closing, in connection with the Acquisition). A preliminary summary of certain terms and conditions of the Senior Bank Financing is attached as Exhibit B to the Letter (the "Summary of Terms").

          BTCo, First Union and LCPI are each pleased to confirm that, subject to and upon the terms and conditions set forth herein and in the Summary of Terms, BTCo hereby commits to provide up to $67,500,000, First Union hereby commits to provide up to $67,500,000 and LCPI hereby commits to provide up to $45,000,000 of the Senior Bank Financing on the terms and conditions set forth herein and in the Summary of Terms. BTCo shall act as the sole administrative agent (in such capacity, the 'Administrative Agent"), First Union shall act as syndication agent (the "Syndication Agent") and LCPI shall act as documentation agent (the "Documentation Agent") with respect to the Senior Bank Financing. Each of BTCo's, First Union's and LCPI's commitments as described in this paragraph are subject to the matters set forth below in this letter and in the Term Sheet and neither of such institutions shall have any liability or responsibility with respect to the commitment of any other institution.

          The Arrangers reserve the right, prior to or after execution of the definitive credit documentation, to syndicate all or part of the total commitment to one or more financial institutions that are reasonably acceptable to you and will become parties to such definitive credit documentation for the Senior Bank Financing pursuant to a syndication to be managed by First Union. The Arrangers shall commence syndication efforts promptly after the execution of this letter, and you agree actively to assist the Arrangers in achieving a syndication that is reasonably satisfactory to the Arrangers and you. Subject to the foregoing, it is understood and agreed that your assistance is a condition to the obligations of the Arrangers under this Agreement and it is understood that a failure to syndicate the

Senior Bank Financing will not relieve the Arrangers of their commitment obligations. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of CLC and the Company and the proposed syndicate members. To assist the Arrangers in their syndication efforts, you hereby agree (a) to provide us and the other syndicate members upon request with all information held by and otherwise available to you and deemed reasonably necessary by us to complete syndication, including but not limited to, information and evaluations prepared by CLC or the Company, their respective subsidiaries, and their respective advisors or on their behalf relating to the transactions contemplated hereby and
(b) to assist the Arrangers upon reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Bank Financing, including making available officers of the Company from time to time and to attend and make presentations regarding the business and prospects of CLC and the Company, as appropriate, at a meeting or meetings of Lenders or prospective Lenders.

          You hereby agree that all reasonable fees and expenses (including the reasonable fees and expenses of counsel) of BTCo and its affiliates, First Union and its affiliates and LCPI and its affiliates arising in connection with this letter (and our due diligence in connection herewith) and in connection with the transactions described herein (but excluding any fees, but not expenses, relating to syndication) shall be for your account, whether or not the Acquisition is consummated, the Senior Bank Financing is made available or definitive credit documents are executed provided that no Arranger or its affiliates shall be entitled to payment or reimbursement of its such fees and expenses to the extent that such Arranger has defaulted in its obligations hereunder (other than as a result of a good faith determination that a condition precedent has not been satisfied). This letter is issued for your benefit only and no other person or entity may rely thereon.

          The provisions of the immediately preceding paragraph shall survive any termination of this letter.

          BTCo, First Union and LCPI reserve the right to employ the services of their respective affiliates (including BT Securities Corporation ("BTSC"), First Union Capital Market Corp. ("FUCMC") and Lehman Brothers ("Lehman") in providing services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to the Arrangers in such manner as the Arrangers and such respective affiliates may agree in their sole discretion.
You acknowledge that the Arrangers may share with any of their affiliates (including BTSC, FUCMC and Lehman) any information related to the Acquisition or any of the matters contemplated hereby. Each of the Arrangers agrees to treat, and cause any such affiliates to treat, all non-public information provided to it by CLC or the Company or any of its affiliates as confidential information in accordance with the confidentiality letters executed by such Arranger.

          Each of BTCo's, First Union's and LCPI's commitments to provide the Senior Bank Financing as set forth above will terminate on January 31, 1997, if a definitive credit agreement evidencing the Senior Bank Financing, reasonably satisfactory in form and substance to the Arrangers (the "Credit Agreement"), shall not have been entered into prior to such date or if at any time prior to the execution of the proposed Credit Agreement, or the consummation of the Acquisition, as the case may be, the Arrangers are supplied with or discover information not previously disclosed to them which any of the Arrangers believes has a materially negative impact on the Company and its subsidiaries taken as a whole or the feasibility of the Acquisition.

          Except as otherwise required by law, legal process or unless the Arrangers have otherwise consented, you are not authorized to show or circulate this letter to any other person or entity (other than your legal, tax or financial advisors in connection with your evaluation hereof). If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and copies hereof) to the undersigned.

          This letter, the related fee letter and the related indemnity letter shall be governed by and construed in accordance with the law of the State of New York, and by your execution hereof, you consent to the jurisdiction of the courts thereof. All parties hereby irrevocably waive all right to trial by jury of actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this letter, the transactions contemplated hereby or the negotiation, performance or enforcement hereof.

          If you are in agreement with the foregoing, please sign and return to BTCo, First Union and LCPI (including by way of facsimile transmission) the enclosed copy of this letter no later than 5:00 p.m., New York time, on the date hereof and the related fee letter. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


                                             Very truly yours,

                                             BANKERS TRUST COMPANY



                                             By:  /s/ Victoria T. Page
                                                  ------------------------------
                                                  Title: Managing Director



                                             FIRST UNION NATIONAL BANK OF
                                                NORTH CAROLINA



                                             By:  /s/ Jorge Gonzalez
                                                  ------------------------------
                                                  Title: Senior Vice President



                                             LEHMAN COMMERCIAL PAPER INC.



                                             By:  /s/ Christopher R. Ryan
                                                  ------------------------------
                                                  Title: Authorized Signatory

Agreed to and Accepted as of
the Date First Above Written.

COINMACH LAUNDRY CORPORATION

     /s/ STEPHEN R. KERRIGAN
By:  ______________________________
     Title: Chief Executive Officer

                                                                       EXHIBIT A

                                SOURCES AND USES
                                ----------------
                             (Dollars in Millions)

Sources                                 Uses
-------                                 ----
Term Loan A Facility    $ 65.0          Acquisition of     $140.0
Term Loan B Facility    $ 65.0          KWIK Wash
CLC Notes               $ 15.0          Fees and Expenses  $  5.0
                        ------                             ------
Total Sources           $145.0                             $145.0
                        ======                             ======

                                                                       EXHIBIT B

              PRELIMINARY SUMMARY OF CERTAIN TERMS AND CONDITIONS
              ---------------------------------------------------

Administrative
Agent:              BTCo

Syndication Agent:  First Union

Documentation
Agent: LCPI (BTCo, First Union and LCPI are hereinafter collectively called the "Arrangers")

Lenders: BTCo, First Union, LCPI and/or a syndicate of lenders formed by BTCo, First Union and LCPI (the "Lenders").

Borrower:           Coinmach Corporation (the "Borrower").

Facility:           $180 million of senior secured credit facilities (the
                    "Credit Facilities"), including a $5 million letter of credit sublimit.

Type and Amount:    The Credit Facilities shall consist of the Term Loan
                    Facility and the Revolving Credit Facility.

                    Term Loan Facility.  The Term Loan Facility will consist of
                    ------------------
                    Tranche A Term Loans and Tranche B Term Loans. The Lenders' commitments to lend the Tranche A Term Loans and the Tranche B Term Loans will terminate immediately upon the consummation of the Acquisition.

                    Tranche A Term Loans.  The Tranche A Term Loans will have a
                    --------------------
                    final maturity date of six years after the date of the initial funding under the Credit Facilities (the "Closing Date") and be in an original principal amount of up to $65 million. Equal quarterly amortization will be required resulting in aggregate annual amounts as follows:

                    Year                      Aggregate Annual Amortization
                    ----                      -----------------------------
                    First Year                       $ 5,000,000
                    Second Year                        5,000,000
                    Third Year                        10,000,000
                    Fourth Year                       10,000,000
                    Fifth Year                        15,000,000
                    Sixth Year                        20,000,000
                                                     -----------
                                                     $65,000,000

                    Tranche B Term Loans.  The Tranche B Term Loans will have a
                    --------------------
                    final maturity date of seven and one half years after the Closing Date and be in an original principal amount of up to $65.0 million. Equal semi-annual amortization will be required resulting in aggregate annual amounts as follows:

                    Year                      Aggregate Annual Amortization
                    ----                      -----------------------------
                    First Year                          $   650,000
                    Second Year                             650,000
                    Third Year                              650,000
                    Fourth Year                             650,000
                    Fifth Year                              650,000
                    Sixth Year                              650,000
                    Seventh Year                         30,550,000
                    Final Maturity                       30,550,000
                                                        -----------
                                                        $65,000,000

                    The amount, maturity and amortization of each tranche of the Term Loan Facility may be altered at the discretion of the Arrangers with the consent of the Borrower (which consent shall not be unreasonably withheld) if so required by market conditions, including to the extent necessary, in the Arrangers' judgment, to facilitate pre-closing syndication of the Facility; provided that the aggregate principal
                                     --------
                    amount of the Term Loan Facility will not be reduced.

                    Revolving Credit Facility.  The Revolving Credit Facility
                    -------------------------
                    will mature six years after the Closing Date and be in an original amount of up to $50 million, under which revolving loans may be made and under which letters of credit may be issued up to a $5 million sublimit. A portion of the Revolving Credit Facility, in an amount to be agreed upon, shall be made available as a swingline facility.

                    Other.  The Credit Agreement will provide for an uncommitted
                    -----
                    Tranche C term loan facility in an amount to be agreed upon, to be provided in the future to fund Permitted Acquisitions (as hereinafter defined).

Use of Proceeds:    The proceeds of all Term Loans shall be used to consummate at the Closing the Acquisition and to pay related fees and expenses (in an aggregate amount for such uses not to exceed
                    $145.0 million).


                    The Revolving Credit Facility will be available solely to provide for general corporate purposes of the Borrower and its subsidiaries after consummation of the Acquisition (which shall not include, directly or indirectly, the payment of any portion of the Acquisition Consideration, refinancing fees or expenses), including to make up to an aggregate of $25 million of Permitted Acquisitions and, subject to a $5 million sublimit, to issue standby letters of credit.

Availability:       Revolving Loans may be borrowed, repaid and reborrowed on or after the Closing Date.

Guaranty:           All obligations under the Senior Bank Financing shall be
                    unconditionally guaranteed by Coinmach Laundry Corporation
                    ("CLC") and present or future subsidiaries of CLC
                    (collectively, the "Guarantors").

Security:           The obligations of the Borrower shall be secured by a first priority perfected security interest in substantially all the assets of the Borrower and each of its direct and indirect subsidiaries and the capital stock of the Borrower's subsidiaries. The obligations of the Guarantors shall be secured by a first priority perfected security interest in substantially all of the assets of CLC and each of its direct or indirect subsidiaries now owned or hereinafter acquired including the capital stock of the Borrower held by CLC.

Interest Rates:     At the option of the Borrower, Loans under the Senior Bank
--------------
                    Financing may be maintained from time to time as (x) Base
                    Rate Loans
                    which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y)
                    Eurodollar Loans which shall bear interest at the Applicable
                    Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Arrangers for the respective interest period.

                    "Base Rate' shall mean the higher of (x) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

                    Eurodollar Loans (other than those based upon one-month LIBOR) will not be available until the earlier of 90 days after the Closing or the date the Arrangers have determined that the initial syndication of the Credit Facilities has been completed.

                    "Applicable Margin" for the Senior Bank Financing shall mean a per annum percentage adjusted in accordance with the following pricing grid which is a function of CLC's Total Consolidated Debt to Consolidated EBITDA ratio (the "Leverage Ratio') (which shall be tested quarterly and measured on a trailing twelve months basis). Consolidated EBITDA shall be defined as net income adjusted for typical non-cash charges including but not limited to non-cash charges relating to employee stock options and will further provide for pro forma adjustments relating to the conforming of accounting practices of acquired entities with those of CLC.

                    Eurodollar Applicable    Leverage
                    Margin                   Ratio
                    ---------------------    --------
                    R/C     Term A  Term B
                    ---     ------  ------
                    2.50%   2.50%   3.00%  greater than 4.25
                    2.25%   2.25%   2.75%  between 4.0 and 4.25
                    2.00%   2.00%   2.75%  between 3.5 and 4.0
                    1.75%   1.75%   2.75%  between 3.0 and 3.5
                    1.50%   1.50%   2.75%  less than 3.0

                    The Applicable Margin for Base Rate Loans shall be based on the Leverage Ratio and shall be 1% lower than the Applicable Margin for Eurodollar Loans shown above.

                    Interest periods of 1, 2, 3 and 6 months shall be available in the case of Eurodollar Loans.

                    The Senior Bank Financing shall include BTCo's standard protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                    Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed.

                    Overdue principal and interest shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Voluntary
Prepayments:        Voluntary prepayments may be made, in whole or in part,
                    subject to limitations as to minimum amounts or prepayments, at any time with prior notice but without premium or penalty, provided that voluntary prepayments of Eurodollar
                    Loans may only be made subject to payment of applicable breakage costs.

Optional Commitment
Reductions:         The unutilized portion of the total commitment under the
                    Revolving Credit Facility may be reduced or terminated by the Borrower at any time without penalty.

Mandatory
Prepayments:        Mandatory prepayments of the Senior Bank Financing shall be required from (in each case with certain customary exceptions to be agreed upon) (a) 100% of the cash proceeds from asset sales of CLC and/or its subsidiaries (other than sales of equipment in the ordinary course of business to the extent the proceeds of which (not in excess of an annual amount to be agreed upon) are reinvested in the business),
                    (b) 50% of the net cash proceeds from issuances of debt or equity securities of CLC and/or its subsidiaries (excluding
                    (w) proceeds used for Permitted Acquisitions (as defined herein), (x) proceeds which are used to repay the CLC Notes,
                    (y) proceeds which are used to repay the 12-3/4% Senior
                    Notes due 2001 (the "12-3/4% Notes") and (z) up to $15 million of net cash proceeds of equity securities or subordinated obligations of CLC, if, in the case of this clause (z) (i) no Event or Event of Default exists or is continuing, (ii) the debt securities mature after September
                    30, 2004, (iii) the amortization requirements of the subordinated obligations are on terms satisfactory to the Arrangers and (iv) the proceeds of the debt securities are provided by a strategic investor, (c) 100% of certain insurance proceeds and (d) 75% of annual Excess Cash Flow
                    (to be defined) which shall be reduced to 50% if and so long as the Leverage Ratio is less than or equal to 3.0. All such prepayment amounts shall be applied first to the prepayment of Term Loans and thereafter to the prepayment of Revolving
                    Loans and the reduction of commitments thereunder. All such mandatory prepayments of Term Loans shall be applied ratably to the Tranche A Term Loans and the Tranche B Term Loans and shall be applied ratably to the scheduled installments thereof.

                    Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Term Loans, the
                    Borrower may elect to offer the holders thereof the
                    opportunity to waive the right to receive the amount of such mandatory prepayment.  In the event any
                    such holders elect to waive such right, all of such amount that would otherwise have been applied as a mandatory
                    prepayment of the Tranche B Term Loans of such holders shall be applied to the prepayment of the Tranche A Term Loans.
Administrative Agent/
Syndication Agent/
Documentation Agent/
Lender Fee:         The Administrative Agent, the Syndication Agent, the
                    Documentation Agent and the Lenders shall receive such fees as have been separately agreed upon with the Arrangers.

Commitment Fees:    1/2 of 1% per annum of the unutilized total commitments
                    under the Revolving Credit Facility as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Senior Bank Financing, payable in arrears quarterly and upon the termination of the Senior Bank Financing. At any time after the Closing Date during which no Default or Event of Default exists and the Leverage Ratio is less than 3.0 to 1.0, the Commitment Fee shall be 3/8 of 1%.

Letter of Credit
Fees: Applicable Margin for Eurodollar Loans under the Revolving Credit Facility on the aggregate outstanding stated amounts of letters of credit plus an additional 1/4 of 1% on the aggregate outstanding stated amounts of letters of credit to be paid as a fronting fee to the issuing Lender.

Documentation:      The Lenders' commitments will be subject to the negotiation, execution and delivery of definitive financing agreements
                    (and related security documentation, guaranties, etc.) (the
                    "Financing Documents") consistent with the terms of this letter, in each case prepared by Cahill Gordon & Reindel, counsel to the Arrangers. All documentation shall be governed by New York law.

Conditions
Precedent:          In addition to conditions precedent typical for these types of facilities and any other conditions appropriate in the context of the proposed transaction, the following conditions shall apply:

A.  To the Initial
    --------------
    Funding
    -------
                    (i) The structure and all terms of, and the documentation for, the Acquisition (and the tax implications relating thereto to the Borrower) shall be reasonably satisfactory to the Arrangers and such transactions shall have been, or shall simultaneously be, consummated on terms reasonably satisfactory to the Arrangers.

                    (ii) The CLC Notes shall have terms and conditions satisfactory to the Arrangers.

                    (iii) All necessary governmental and third party approvals in connection with the transactions contemplated by the Senior Bank Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the transactions contemplated by the Senior Bank Financing or otherwise referred to herein.

                    (iv) Nothing shall have occurred (and the Lenders shall have become aware of no facts or conditions not previously known) which the Arrangers or the Required Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Arrangers, or on the ability of the Borrower and its subsidiaries, both before and after giving effect to the Acquisition, to perform their obligations to the Lenders or which could have a materially adverse effect on the business, property assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its subsidiaries, both before and after giving effect to the Acquisition, taken as a whole after giving effect to the transactions contemplated by the Senior Bank Financing or otherwise referred to herein.

                    (v) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Acquisition, the Senior Bank Financing, the transactions contemplated by the Senior Bank Financing or any documentation executed in connection therewith or which the Arrangers or the Required Lenders shall reasonably determine could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) of the Borrower or the Borrower and its subsidiaries taken as a whole.

                    (vi) The Lenders shall have received legal opinions from counsel covering matters reasonably acceptable to the Arrangers and the Required Lenders.

                    (vii) All organizational documents of the Borrower and its subsidiaries shall be reasonably satisfactory to the Arrangers and the Required Lenders.

                    (viii) All Loans and other financings to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

                    (ix) All reasonable costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders, shall have been paid to the extent due.

                    (x) The Lenders shall have a perfected first priority security interest in substantially all the assets of the Borrower and each of its direct and indirect subsidiaries including the capital stock of the Borrower's subsidiaries. The Lenders shall also have a perfected first priority security interest in substantially all the assets of CLC and each of its direct and indirect subsidiaries including the capital stock of the Borrower held by CLC.

                    (xi) At the Initial Funding, CLC and its subsidiaries shall have no long-term indebtedness except the Senior Bank Financing, the 11-3/4% Senior Notes due 2005, the 12-3/4% Notes, the CLC Notes, certain other indebtedness satisfactory to the Arrangers and other indebtedness to be mutually agreed upon and CLC and its subsidiaries shall be in compliance with all material provisions of all such indebtedness.

                    (xii) The Arrangers shall have received environmental and hazardous substance analyses in scope, and in form and substance, reasonably acceptable to the Arrangers.

                    (xiii) The Arrangers shall have (x) completed and be reasonably satisfied with the results of their legal, tax and accounting due diligence and (y) confirmed the results of their substantially completed business due diligence.

                    (xiv) The Arrangers shall have received (i) unaudited financial statements of the Borrower and its subsidiaries for the six-month period ended September 30, 1996 and of KWIK Wash and its subsidiaries for the nine-month period ended September 30, 1996 and, to the extent available, any additional fiscal periods ended prior to the Closing Date (including, without limitation, monthly
                            financial statements for any such period of less than three months), (ii) a pro forma balance sheet
                                                       --- -----
                            of CLC and the Borrower and their respective subsidiaries as of the Closing Date after giving effect to the Acquisition and the financings contemplated hereby, and (iii) final projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of CLC and the Borrower and their respective subsidiaries for the five-year period after the Closing Date, all of the foregoing to be in form and substance satisfactory to the Arrangers and the Lenders.

                    (xv) There shall have been no material adverse change after the date hereof to the syndication market for credit facilities similar in nature to the Senior Bank Financing contemplated herein and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have a material adverse effect on the syndication, in each case as determined by the Arrangers in their reasonable discretion. The Borrower and its advisors shall have fully cooperated in the syndication efforts, including without limitation by promptly providing the Arrangers with all information deemed necessary by it to successfully complete the syndication.

B.  Conditions to All
    -----------------
    Borrowings
    ----------

                    Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Senior Bank Financing, continued accuracy in all material respects of representations and warranties and receipt of such documentation as shall be reasonably required by the Arrangers.

Representations and
Warranties:         The Senior Bank Financing and related documentation shall
                    contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

Covenants:          Those typical for these types of facilities and applicable to the Guarantors, the Borrower and their subsidiaries, and any additional covenants appropriate in the context of the proposed transaction (with such covenants having such exceptions or baskets as may be mutually agreed upon).
                    Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                    (i)     Restrictions on other indebtedness.

                    (ii) Restrictions on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets, subject to exceptions and baskets to be mutually agreed. Acquisitions by CLC and its subsidiaries of companies that operate in CLC's current lines of business ("Permitted Acquisitions") will be permitted so long as no Default or Event of Default exists (or will result from such acquisitions) and pro forma for such acquisitions and the financings incurred in connection therewith, and (A) (x) CLC's Consolidated Senior Secured Debt to Consolidated Adjusted EBITDA ratio ("Consolidated Adjusted EBITDA" shall mean Consolidated EBITDA measured on a trailing 12-month basis, with certain cost-savings adjustments (i) made in-accordance with Regulation S-X, (ii) approved by Ernst & Young and (iii) not in excess of 10% of pro forma actual reported Consolidated EBITDA) (the "Consolidated Adjusted Senior

                            Leverage Ratio") is less than 2.25 and (y) CLC's Consolidated Total Debt to Consolidated Adjusted EBITDA ratio ("Consolidated Adjusted Leverage Ratio") is less than 4.50 and (B) any Permitted Acquisition is made through either (i) the use of cash on hand at CLC, (ii) the use of borrowings under the Revolving Credit Facility not to exceed $25.0 million in the aggregate or (iii) as to any acquisition or acquisitions consummated within one year of the Closing Date, the proceeds of either debt or equity securities for which the total consideration for such acquisition or acquisitions does not exceed $200.0 million in the aggregate, provided, however, that in any single acquisition or series of related acquisitions funded under either subclause (i) or (ii) of this clause (B), the total consideration does not exceed $20.0 million;
                            and, provided further, that any acquisition
                                 -------- -------
                            or acquisitions funded under subclause (iii) of this clause (B) shall be on terms reasonably satisfactory to the Arrangers; and, provided further, that to
                                                   -------- -------
                            the extent any such acquisition or acquisitions funded under subclause (iii) of this clause (B) is not made by the Borrower or any of its subsidiaries or is not contributed by CLC to either the Borrower or any of its subsidiaries, neither the Borrower nor any of its subsidiaries shall incur any Indebtedness (including Guarantees) with respect thereto.

                    (iii) Restrictions on sale-leaseback transactions subject to certain permitted exceptions.

                    (iv) Restrictions on dividends and amendments of organizational, corporate and other documents.

                    (v) Restrictions on voluntary prepayments of other indebtedness (other than, as long as no Default or Event of Default exists, the prepayment of the CLC Notes and the 12 3/4% Notes made with the net cash proceeds from the issuance of debt or equity securities by CLC or any of its subsidiaries).

                    (vi) Restrictions on transactions with affiliates and formation of subsidiaries.

                    (vii)   Restrictions on investments.

                    (viii)  Maintenance of existence and properties.

                    (ix)    No liens, with exceptions to be negotiated.

                    (x) Various financial covenants applicable to CLC, on a consolidated basis, customary for a transaction of this type (including, without limitation, minimum interest and fixed charge coverage ratios, minimum EBITDA, maximum capital expenditures and maximum leverage ratio).

                    (xi)    Adequate insurance coverage.

                    (xii)   ERISA covenants.

                    (xiii) The obtaining of interest rate protection in amounts and for periods to be determined.

                    (xiv)   Restriction of line of business.

                    (xv)    Financial reporting.

                    (xvi)   Compliance with laws.

Events of Default:  Those typical for these types of facilities and any additional ones appropriate in the context of the proposed transaction including, without limitation, a change of control of the Borrower or CLC.

Assignments and
Participations:     The Borrower may not assign its rights or obligations under the Senior Bank Financing
                    without the prior written consent of the Lenders. Any Lender may assign all, or, in an amount of not less than $5 million, any part of, and may sell participations in, its rights and obligations under the Senior Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and
                    (y) in the case of assignments, to such limitations as may be established by the Arrangers. The Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Bank
                    Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Required Lenders:   Majority.